EXHIBIT 21

                     Subsidiaries of Union National Financial
                               Corporation

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                             EXHIBIT 21

                  Union National Financial Corporation
                        Subsidiaries of Registrant

                        Subsidiary Incorporation
                        ________________________
       Union National Community Bank National Banking Association